Exhibit 10.7

FOURTH AMENDMENT TO THE IHS MARKIT LTD. 2014 LONG-TERM INCENTIVE PLAN
Amendment dated as of January 24, 2017 (this “Amendment”) to the IHS Markit 2014 Equity Incentive Award Plan, as amended (the “2014 Equity Plan”).

W I T N E S S E T H

WHEREAS, IHS Markit Ltd. (the “Company”) desires to amend the 2014 Equity Plan in certain respects; and
WHEREAS, Section 13.1 of the 2014 Equity Plan provides that the Human Resources Committee of the Company may amend the 2014 Equity Plan, as evidenced by a written instrument signed by an authorized officer of the Company.
NOW, THEREFORE, the 2014 Equity Plan is hereby amended as follows:

1.	AMENDMENT
A new Section 13.17, is hereby added to the 2014 Equity Plan as follows:
“13.17 Release.

For the avoidance of doubt, if any Award vests or matures in connection with a Termination of Employment, including, without limitation, pursuant to Section 13.16, such vesting or maturity shall not be effected until after the Holder executes a release of claims in favor of the Company and its Affiliates in a form provided by the Company and any applicable revocation period expires; provided that such vesting or maturity date occurs within 60 days of the date of such Termination of Employment and, if such 60th day occurs the next following tax year of the Holder, the vesting or maturity date shall occur in such next following tax year.
EFFECTIVENESS OF AMENDMENT
This Amendment will become effective immediately. Excepted as amended by this Amendment, all of the provisions of the 2014 Equity Plan shall remain in full force and effect.
Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the 2014 Equity Plan.
IN WITNESS WHEREOF, the Committee has amended the 2014 Equity Plan by the foregoing Amendment.